EXHIBIT A: Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Ordinary Shares, par value $0.00001 per share, of Trina Solar Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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Signature Page

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 13th day of February 2008.

South Great Investment Limited	By:	/s/ Jianwei Shi
	Name:	Jianwei Shi
	Title:	Director

Jianwei Shi	/s/ Jianwei Shi
Jianwei Shi

Juanhua Shi	/s/ Juanhua Shi
Juanhua Shi

Diamond Family Limited	By:	/s/ Grace Tang /s/ Kate Toh
	Name:	Grace Tang / Kate Toh
	Title:	Authorized Signatories for and on behalf of Fiduciary Services Limited as sole director of Diamond Family Limited